AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of July 1, 2020 by and between U.S. GLOBAL INVESTORS FUNDS, a statutory trust organized under the laws of the state of Delaware (the “Trust”) on behalf of each of the portfolios listed on Appendix A of the Custodian Agreement (each, a “Fund” and collectively, the “Funds”) and BROWN BROTHERS HARRIMAN & CO. (“BBH” or the “Custodian”).

WHEREAS, the parties entered into a Custodian Agreement, dated as of November 1, 1997, as amended, modified and/or supplemented to date (the “Agreement”);

WHEREAS, the Trust underwent a reorganization from a Massachusetts Business Trust to a statutory trust organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 effective as of September 2, 2008; and

WHEREAS, in accordance with Section 14.3 of the Agreement, the parties hereby amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.	The first paragraph of the Agreement is hereby amended as follows:

“This Agreement is made as of November 1, 1997 by and between U.S. GLOBAL INVESTORS FUNDS, a statutory trust organized under the laws of the state of Delaware (the “Trust”) on behalf of each of the portfolios listed on Appendix A of the Custodian Agreement (each, a “Fund” and collectively, the “Funds”) and BROWN BROTHERS HARRIMAN & CO. (“BBH” or the “Custodian”).

2.	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A, attached hereto

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the photocopy or telefax until the Custodian has received the original of the Agreement.

4.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.	This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Elizabeth E. Prickett
Name:	Elizabeth E. Prickett
Title:	Managing Director
Date:	June 26, 2020

U.S. GLOBAL INVESTORS FUNDS

By:	/s/ Jessica Chase
Name:	Jessica Chase
Title:	President
Date:	June 26, 2020

Appendix A

to the Custodian Agreement
between

U.S. GLOBAL INVESTORS FUNDS
and
BROWN BROTHERS HARRIMAN & CO.
Dated November 1, 1997

(Updated as of May  XX, 2020)

Following is a list of Funds for which the Custodian shall serve as Custodian pursuant to the terms of the Custodian Agreement:

1. China Region Fund
2. All American Equity Fund
3. Gold and Precious Metals Fund
4. World Precious Minerals Fund
5. Global Resources Fund
6. Near-Term Tax Free Fund
7. U.S. Government Securities Ultra-Short Bond Fund
8. Emerging Europe Fund
9. Global Luxury Goods Fund (formerly known as Holmes Macro Trends Fund)